EX10.29
2024 DEFERRED CASH AWARD AGREEMENT

[----], 2024

The Children’s Place, Inc. (the “Company”) is offering you a deferred cash award to reward your continued future service with the Company, subject to the terms and conditions set forth in this award agreement (this “Agreement”).
1.    Establishment of Award. As described in further detail below, you will be eligible to receive cash in the aggregate amount of $[------] (the “Award”), payable in three substantially equal installments. Subject to your continued employment with the Company through each applicable date in the chart below (each, a “Vesting Date”), you will be entitled to receive the applicable installment portion of the Award set forth in the chart below (each, an “Installment Payment”).

Vesting Date	Installment Payment Amount
May 30, 2025	33.33%
May 29, 2026	33.33%
May 28, 2027	33.34%
Subject to Section 2 and the other terms and conditions of this Agreement, each Installment Payment will be payable in cash as soon as practicable (but not later than 15 days) following the applicable Vesting Date. For the avoidance of doubt, the payment of the Award is in addition to any other compensation to which you may otherwise be entitled in respect of your service to the Company.
Notwithstanding the foregoing, in the event that subsequent to the execution of this Agreement, the Company approves and adopts a revised form of this Agreement for its employees (as amended, the “Amended Agreement”), and you would otherwise have been eligible for such Amended Agreement, you shall have the right to amend and/or terminate this Agreement in order to enter into the Amended Agreement, such that with respect to the Installment Payments for the Vesting Dates of May 29, 2026 and May 28, 2027, such Installment Payments shall be calculated based on the terms of the Amended Agreement instead. For the avoidance of doubt, the Installment Payment to be received on the Vesting Date of May 30, 2025 shall remain subject to this Agreement.

2.    Termination of Employment. (a) Except as provided in Sections 2(b) and 2(c) of this Agreement, if your employment with the Company terminates for any reason, your right to receive any unpaid Installment Payments of the Award will be immediately forfeited, unless otherwise specifically provided by the Compensation Committee of the Board of Directors of the Company (the “Committee”). For purposes of this Agreement, you will not be considered to have incurred a termination of employment with the Company, unless your employment has terminated from the Company and each of its subsidiaries and affiliates, as determined by the Committee.
(b) Notwithstanding any provision herein to the contrary, in the event that an Involuntary Termination Event occurs within one (1) year following the occurrence of a Change in Control, the outstanding unpaid Installment Payments of the Award shall immediately become fully vested and be immediately paid to you in cash as soon as practicable (but not later than 15 days) following the Involuntary Termination Event.
(c) Notwithstanding any provision herein to the contrary, the unpaid Installment Payments of the Award shall immediately vest upon your death, Disability or Retirement while in the employ of the Company or its subsidiaries, and the outstanding unpaid Installment Payments of the Award shall be paid to you in cash as soon as practicable (but not later than 15 days) following such event.
(d) For purposes of this Agreement, the terms (1) “Involuntary Termination Event” shall mean (i) the involuntary termination of your employment with the Company or any of its subsidiaries (other than for Cause, death or Disability) or (ii) your resignation of employment with the Company or any of its subsidiaries for Good Reason and (2) “Good Reason” shall mean the occurrence of any of the following without your prior written consent: (i) a material reduction in your then current base salary or target bonus percentage, (ii) a material diminution of your duties or responsibilities, (iii) the assignment to you of duties or responsibilities which are materially inconsistent with your previous duties or responsibilities, or (iv) relocation of your principal work location to a location more than thirty (30) miles from your previous principal work location; provided, however, that no such occurrence shall constitute Good Reason unless you provide the Company with written notice of the matter within thirty (30) days after you first have knowledge of the matter and, in the case of clauses (i), (ii) or (iii) hereof, the Company fails to cure such matter within thirty (30) days after its receipt of such notice, and if the Company fails to cure such matter, you resign within thirty (30) days following the expiration of the cure period.
(e) For purposes of this Agreement, the terms “Cause”, “Disability” and “Retirement” shall have the meanings given such terms under the Company’s Fourth Amended and Restated 2011 Equity Incentive Plan (the “Plan”).
(f) For purposes of this Agreement, and for all purposes of this Award, notwithstanding the definition of Change in Control set forth in the Plan, “Change in Control” shall mean the following:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company, (II) any acquisition by any employee benefit plan sponsored or maintained by the Company, (III) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, (IV) any acquisition by an entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company or (V) any acquisition by Mithaq Capital SPC, Mithaq Holding Company or any person or entity that, directly or indirectly, controls, is controlled by or is under common control with Mithaq Capital SPC or Mithaq Holding Company (collectively, “Mithaq”); provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iv) below;
(ii) individuals who, during any consecutive 12-month period from or after the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided, that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(iii) the approval by the stockholders of the Company of a plan of complete dissolution or liquidation of the Company; or
(iv) the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company other than any transaction with Mithaq (a “Business Combination”), or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an Affiliate of the Company and is not Mithaq (a “Sale”), that in each case requires the approval of the Company’s stockholders (whether for such Business

Combination or Sale or the issuance of securities in such Business Combination or Sale), unless immediately following such Business Combination or Sale: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination or the entity which has acquired all or substantially all of the business or assets of the Company in a Sale (in either case, the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale, (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company or Mithaq), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination or Sale were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or Sale.
Terms used in the foregoing definition of “Change in Control” but not defined therein shall have the meanings set forth in the Plan.
3.    Taxes. The Company shall withhold from all amounts payable under this Agreement all federal, state and local and other taxes that are required to be withheld pursuant to any applicable laws and regulations. It is intended that the Award be taxed as compensation at ordinary income rates. This Agreement and the Award shall be governed by, and construed in accordance with, Section 15(u) of the Plan relating to Section 409A of the Internal Revenue Code of 1986, as amended. Notwithstanding the foregoing, neither the Company nor any of its subsidiaries or affiliates will have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties.
    4.    Administration. The Committee will have the sole discretion and authority to administer and interpret this Agreement. The decisions of the Committee will be final, binding and conclusive on you and the Company.

    5.    Clawback/Forfeiture. You acknowledge and agree to abide by the terms of the Company’s Clawback Policy, as in effect from time to time (the “Clawback Policy”), in respect of all compensation that you receive from the Company or any of its Affiliates, whether pursuant to this Agreement, the Plan, the Company’s annual bonus plan or otherwise to the extent set forth in the Clawback Policy (collectively, “Covered Compensation”), and you further agree that, in the event that any Covered Compensation previously paid to you is subject to recovery pursuant to the Clawback Policy, you hereby consent to recovery by the Company through any means determined by the Company in its sole discretion, including through withholding by the Company or any of its Affiliates of your salary, wages or any other cash or equity-based compensation payable to you by the Company or any of its Affiliates. Furthermore, to the extent required by applicable law (including without limitation Section 304 of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of NASDAQ or other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company, your Award shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements will be deemed incorporated by reference into this Agreement).
    6.    Miscellaneous. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. This Agreement may not be changed except in writing signed by you and the Company. The Company will not be required to fund or otherwise segregate any cash or any other assets for payment of obligations under this Agreement. This Agreement will constitute an “unfunded” arrangement of the Company. Your rights to payment hereunder will be limited to those of a general unsecured creditor of the Company. Except as expressly provided by the Committee, no right hereunder will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge by you, and any such attempted action by you will be void.
    7.    Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.
    8.    At-Will Relationship/Other Arrangements. You acknowledge that this Agreement is not intended to constitute a contract of employment and that your employment is an at-will relationship that has no specific duration. Neither this Agreement nor the payment of any amounts hereunder nor any action of the Company or the Committee with respect to this Agreement will be held or construed to confer upon you any legal right to be continued in the employ of the Company or to receive any particular rate of cash or other compensation. You further acknowledge that either the Company or you may terminate your employment at any time, with or without reason, and with or without notice (subject to the requirements of any separate employment or similar agreement between you and the Company). No payment under this Agreement will be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company, except as expressly required otherwise by law or the terms of such plan. The terms and definitions under this Agreement will govern the terms and conditions of the Award in all respects, notwithstanding anything to the contrary contained in any employment or other agreement between you and the Company or any of its affiliates or subsidiaries. This Agreement will not affect the ability of the Company to establish, adopt or enter into any other Company plan, program or policy.
* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officer to execute this Agreement as of the date first written above.

THE CHILDREN’S PLACE, INC.

By:
	Name:	Jared E. Shure
	Title:	Chief Administrative Officer, General Counsel & Secretary

AWARDEE

By:

Name:

Date: